SUPPLEMENT
                                       to
                           Offer to Purchase for Cash
                        1,959,886 Shares of Common Stock
                                       of
                       The Langer Biomechanics Group, Inc.
                                       at
                              $1.525 Net Per Share
                                       by
                        OrthoStrategies Acquisition Corp.
                          a wholly-owned subsidiary of
                              OrthoStrategies, Inc.

      This Supplement to the Offer to Purchase is being made to supplement and amend certain of the information contained in the Offer to Purchase dated January 10, 2001, prepared in connection with the offer to purchase for cash 1,959,886 shares of common stock (the "Shares") of The Langer Biomechanics Group, Inc. ("Langer") at $1.525 Net Per Share by OrthoStrategies Corp., a wholly-owned subsidiary of OrthoStrategies, Inc.

THE OFFER AND  WITHDRAWAL  RIGHTS WILL EXPIRE AT 12:00  MIDNIGHT,  NEW YORK CITY
       TIME, ON THURSDAY, FEBRUARY 8, 2001, UNLESS THE OFFER IS EXTENDED.

      On January 30, 2001, the reported closing price of the common stock of Langer was $2.75. You are urged to obtain a current market quotation for your Shares in deciding whether to tender them.

                               SUMMARY TERM SHEET

      The Summary Term Sheet contained in the Offer to Purchase is amended and supplemented by revising certain of the questions and responses included therein as set forth below and by adding the additional questions and responses set forth below. The Summary Term Sheet, as modified by the information contained in this Supplement, highlights all material features of the Offer by OrthoStrategies to buy 1,959,886 shares of Common Stock of Langer.

WHO IS OFFERING TO BUY MY SECURITIES?

      OrthoStrategies, Inc., a New York corporation ("OrthoStrategies"), through its wholly-owned subsidiary, OrthoStrategies Acquisition Corp., a New York corporation ("Purchaser") is offering to buy your Shares as described in the Offer to Purchase as amended by this Supplement. OrthoStrategies is controlled by Andrew H. Meyers. Mr. Meyers, together with Greg Nelson and Warren B. Kanders, are providing all of the funds necessary to consummate the Offer. Because of their activities in connection with the Offer, each of Messrs.
Meyers, Nelson and Kanders, is deemed to be an offeror for purposes of the Securities Exchange Act of 1934. See Section 9 of the Offer to Purchase for further information about OrthoStrategies and each of Andrew H. Meyers, Greg Nelson and Warren B. Kanders. Except where the context requires otherwise, the term "OrthoStrategies" is used in this Offer to Purchase to refer collectively to OrthoStrategies, Inc. and OrthoStrategies Acquisition Corp.

      It was originally contemplated that Warren B. Kanders would participate in this Offer though Kanders & Company, Inc. Effective January 29, 2001, Mr. Kanders directly assumed all obligations of Kanders & Company, Inc. in connection with the offer to purchase the Shares and Kanders & Company, Inc. was released from any such obligations by OrthoStrategies, Andrew H. Meyers, and Greg Nelson. Accordingly, references in the Offer to Purchase to rights and obligations of Kanders & Company, Inc. related to the offer to purchase the Shares should be deemed references to Warren B. Kanders. Among the rights assigned by Kanders & Company, Inc. to Warren B. Kanders was the right to receive a portion of the 1,400,000 OS Options to be issued to OrthoStrategies pursuant to the Tender Offer Agreement.

WILL ORTHOSTRATEGIES HAVE THE RIGHT TO ACQUIRE ADDITIONAL SHARES OF LANGER SUBSEQUENT TO THE TENDER OFFER?

      The Tender Offer Agreement requires that Langer grant to OrthoStrategies options to purchase 1,400,000 shares of common stock of Langer (the "OS Options"), which Options will be exercisable for a period of 180 days commencing as of the closing date of the Offer. The exercise price of the OS Options initially will be $1.525 per share; shall increase to $1.550 per share ninety-one days after the Closing of the Offer; shall increase to $1.575 per share one hundred twenty-one days after the Closing of the Offer, and shall increase to $1.60 per Share one hundred fifty-one days after the Closing of the Offer.

DOES ORTHOSTRATEGIES INTEND TO EXERCISE THE OS OPTIONS?

      OrthoStrategies intends to assign the OS Options to Andrew H. Meyers and Warren B. Kanders, if they purchase Shares pursuant to the Offer directly rather than through OrthoStrategies. None of OrthoStrategies, Warren B. Kanders and Andrew H. Meyers is obligated to exercise the OS Options and none of such entity or individuals has determined whether it or he will exercise the OS Options. Whether OrthoStrategies, Warren B. Kanders or Andrew H. Meyers will exercise all or any portion of the OS Options will be determined on the basis of a variety of factors including the financial condition of Langer during the term of the OS Options, the results of the efforts to expand Langer's business through acquisitions, Langer's ability to obtain financing from third parties and the price of Langer's Common Stock and related market conditions during the term of the OS Options.

                                OFFER TO PURCHASE

      Section 7 of the Offer to Purchase, "Effect of the Offer on the Market for the Shares" is supplemented by adding at the end of the only paragraph thereof, the following:

            Further, upon consummation of the Tender Offer, OrthoStrategies or its assigns will own a majority of the outstanding shares of Langer. Accordingly, such persons will be able to elect the entire Board of Directors of Langer and to direct the affairs of Langer.

      Section 9 of the Offer to Purchase, "Certain Information Concerning OrthoStrategies" is amended by revising the sixth paragraph thereof to read in its entirety as follows:

            Although Mr. Meyers has substantial experience in the musculoskeletal industry, he determined that he would be more likely to achieve his goal of building a successful company in this industry if he were assisted by other individuals who had experience in the industry or in the acquisition and management of public companies. Accordingly, he contacted Greg Nelson and Kanders & Company, Inc., and inquired as to whether they would be interested in assisting him in achieving his plans. Mr. Nelson has agreed to fund a portion of the purchase price of the Shares to be acquired in this Offer and to serve as a Director of Langer upon completion of the Offer. Kanders & Company, Inc. had agreed to fund a majority of the purchase price of the Shares to be acquired in this Offer and related expenses. Effective January 29, 2001, Warren B. Kanders assumed all of the obligations of Kanders & Company, Inc. in connection with the offer to purchase the Shares and Kanders & Company, Inc. was released from any such obligations by OrthoStrategies, Andrew H. Meyers and Greg Nelson. Accordingly, references in the Offer to Purchase to rights and obligations of Kanders & Company, Inc. related to the Offer to purchase Shares should be deemed references to Warren B. Kanders. Kanders & Company, Inc., has agreed to act as a consultant to Langer upon completion of this Offer. Mr. Nelson has over twenty years' experience in the orthopedic industry, most recently as Chairman of BREG, Inc. a diverse orthopedic company he co-founded in 1991. Warren B. Kanders is the sole shareholder of Kanders & Company, Inc. Mr. Kanders is Chairman of Armor Holdings, Inc., a New York Stock Exchange listed company. The biographies of Mr. Nelson and Mr. Kanders are set forth in the Offer to Purchase.

      Section 9 of the Offer to Purchaser, "Certain Information Concerning OrthoStrategies" is further amended by revising the eleventh paragraph thereof to read in its entirety as follows:

            Andrew H. Meyers has personally committed to Warren B. Kanders that Mr. Meyers would provide $500,000 of collateral to support a $1,000,000 line of credit to Langer by State Bank of Long Island, effective on the closing of the Offer; that if State Bank of Long Island does not implement such line of credit to Langer on the Closing of the Offer, Mr. Meyers will provide $500,000 to Langer either as a loan, by exercise of OS Options having an aggregate exercise price of $500,000, or by providing $500,000 in collateral to induce another bank to provide an equivalent line of credit ("Credit Obligations"). Mr. Meyers' net worth is in excess of $7,000,000, of which his liquid net worth is in excess of $4,000,000, which is substantially in excess of his funding commitments to OrthoStrategies to provide the purchase price for the Shares in the Offer and to pay his share of related fees and expenses of OrthoStrategies and his undertaking to Warren B. Kanders to satisfy the Credit Obligation. Mr. Meyers has sufficient liquidity to satisfy his funding commitment to OrthoStrategies and the Credit Obligation out of cash on hand or through the liquidation of cash equivalent securities. Mr. Meyers is not a party to any guaranty or agreement giving rise to a contingency which may materially and negatively affect his net worth or liquid net worth.

            The net worth of Greg Nelson exceeds $10,000,000, of which his liquid net worth is in excess of $3,000,000, which is substantially in excess of his funding commitments to OrthoStrategies to provide the purchase price for the Shares in the Offer and to pay his share of related fees and expenses of OrthoStrategies. Mr. Nelson has sufficient liquidity to satisfy his funding commitment to OrthoStrategies out of cash on hand or through the liquidation of cash equivalent securities. Mr. Nelson is not a party to any guaranty or agreement giving rise to a contingency which may materially and negatively affect his net worth or liquid net worth.

            The net worth of Warren B. Kanders is in excess of $10,000,000, of which his liquid net worth is in excess of $10,000,000, which is substantially in excess of his funding commitments to OrthoStrategies to provide the purchase price for the Shares in the Offer and to pay his share of related fees and expenses of OrthoStrategies Mr. Kanders has sufficient liquidity to satisfy his funding commitment to OrthoStrategies out of cash on hand or through the liquidation of cash equivalent securities. Mr. Kanders is not a party to any guaranty or agreement giving rise to a contingency which may materially and negatively affect his net worth or liquid net worth.

      Section 11 of the Offer to Purchase, "Purpose of the Offer; Plans for Langer ..." is amended by revising the first paragraph thereof to read as follows:

            The purpose of the Offer is to acquire for cash up to a maximum of 1,959,886 Shares, which constitutes approximately 75% of the Shares of Langer currently outstanding with a minimum condition of 51% of the outstanding shares. After completion of the purchase of Shares pursuant to the Offer, OrthoStrategies and/or its assignees will collectively own all of the Shares acquired in the Offer and, accordingly, will be in a position to control the policies and directions of Langer to achieve the growth objectives they envision. OrthoStrategies intends that Langer remain a public company, listed on the NASDAQ SmallCap Market. By limiting its Offer to 1,959,886 Shares, OrthoStrategies believes more than 500,000 shares of Langer will remain in the hands of the public, enabling Langer to remain in compliance with the NASDAQ listing requirement that there be at least 500,000 shares in the public float. The availability of a public market for Shares of Langer as well as the liquidity such a market provides will enhance Langer's ability to hire and retain qualified personnel and management to operate its business. In addition, should Langer seek to expand its business through acquisitions, the presence of a trading market for its Common Stock will make its Common Stock more attractive to the owners of businesses targeted for acquisition by Langer. There is no present intention to undertake a second step transaction with respect to the shareholders of Langer who elect not to tender their Shares in this Offer.

      Section 11 of the Offer to Purchase, "Purpose of the Offer; Plans for Langer ..." is further amended by adding as the last three paragraphs under the Subheading "The OS Options," the following:

            OrthoStrategies intends to assign the OS Options to Andrew H. Meyers and Warren B. Kanders, if they purchase Shares pursuant to the Offer directly rather than through OrthoStrategies. None of OrthoStrategies, Warren B. Kanders and Andrew H. Meyers is obligated to exercise the OS Options and none of such individuals or entity has determined whether it or he will exercise the OS Options. Whether OrthoStrategies, Warren B. Kanders or Andrew H. Meyers will exercise all or any portion of the OS Options will be determined on the basis of a variety of factors including the financial condition of Langer during the term of the OS Options, the results of the efforts to expand Langer's business through acquisitions, Langer's ability to obtain financing from third parties and the price of Langer's Common Stock and related market conditions during the term of the OS Options.

            Exercise of the OS Options by OrthoStrategies or its assignees will increase the percentage of the outstanding shares of Langer held by such parties from approximately 75% to 85% of the outstanding shares, assuming the maximum number of Shares are tendered and purchased in the Offer, or from approximately 51% to 68% of the outstanding shares, assuming the minimum number of Shares are tendered and purchased in the Offer. There is no present intention to undertake a second step transaction with respect to the shareholders of Langer who elect not to tender their Shares in this Offer.

            In connection with the grant of the OS Options Langer granted to OrthoStrategies certain "demand" and "piggy-back" registration rights. If the OS Options are exercised, the value of Langer's common stock held by the public may be diluted if the value of such stock immediately prior to the exercise of the OS Options exceeds the exercise price thereof. Therefore, for the life of the OS Options the holders thereof will have an opportunity to profit from a rise in the market price of the Common Stock of Langer. As discussed elsewhere, the holders of the OS Options will evaluate several factors in determining whether to exercise the OS Options, including Langer's need for cash to finance operations if such cash is not readily available from other sources on favorable terms. However, the holders of the OS Options may exercise such Options when Langer would be able to obtain capital on terms more favorable to Langer than those provided by the OS Options.

      Section 12 of the Offer to Purchase, "Source and Amount of Funds" is amended by inserting between paragraphs 2 and 3 thereof, a new paragraph as follows:

            Each of Mr. Meyers, Mr. Nelson and Mr. Kanders will obtain the funds necessary to fulfill his obligation to purchase shares hereunder or provide funds to OrthoStrategies to consummate this Offer (and, in either case, to pay expenses related to this Offer) from cash on hand or the sale of liquid securities or cash equivalents. None of Messrs. Meyers, Nelson or Kanders will borrow any funds to fulfill his obligation in connection with this Offer. There are no material conditions to the obligations of Mr. Meyers, Mr. Nelson or Mr. Kanders to provide his portion of the funds necessary to consummate the Offer and neither OrthoStrategies nor any of such individuals has any alternative financing plans in the event any of such individuals fails to honor his commitment.

      Section 13 of the Offer to Purchase, "Certain Conditions of the Offer" is amended by revising the language at the beginning of the first paragraph thereof to read in its entirety as follows:

            Notwithstanding any other provision of the Offer, OrthoStrategies is not required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if fewer than 1,332,722 Shares (equivalent to 51% of the outstanding Shares) are properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or any necessary or required consent, registration, approval, permit or authorization of any governmental entity applicable to the Offer shall not have been obtained or, if on or after December 29, 2000, and at or before the Expiration Date, any of the following events occurs:

      Section 13 of the Offer to Purchase, "Certain Conditions of the Offer" is further amended by revising the language at the beginning of the second paragraph thereof to read in its entirety as follows:

            Further, OrthoStrategies will have no obligation to accept for payment or pay for any tendered shares, unless, as of the Expiration Date each of the following additional conditions shall have been satisfied:

                        OrthoStrategies Acquisition Corp.

January 31, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder
OrthoStrategies, Inc.
31 The Birches
Roslyn Estates, New York  11576

      We have audited the accompanying balance sheet of OrthoStrategies, Inc. as of September 30, 2000, and the related statements of operations and retained earnings and cash flows for the period September 11, 2000 (date of inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrthoStrategies, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the period September 11, 2000 (date of inception) through September 30, 2000, in conformity with generally accepted accounting principles.


                                Kofler, Levenstein, Romanotto & Co., P.C.
                                Certified Public Accountants

Rockville Centre, New York
January 2, 2001

                             ORTHOSTRATEGIES, INC.

                                  BALANCE SHEET

SEPTEMBER 30, 2000

                                     ASSETS

Current assets
  Cash and cash equivalents ........................................    $25,000
  Prepaid acquisition costs ........................................     57,665
                                                                        -------
        Total current assets .......................................     82,665
                                                                        -------
        Total ......................................................    $82,665
                                                                        =======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Acquisition costs payable ........................................    $32,665
  Stockholder advance ..............................................     49,000
                                                                        -------
        Total current liabilities ..................................     81,665
                                                                        =======

Stockholder's equity
  Common stock, $.01 par value, authorized and
   outstanding 100,000 shares ......................................      1,000
  Preferred stock, $.01 par value, authorized
   100,000 and outstanding 0 shares ................................         --
                                                                        -------
        Total stockholder's equity .................................    $82,665
                                                                        =======

                             ORTHOSTRATEGIES, INC.

                  STATEMENT OF OPERATIONS AND RETAINED EARNINGS

    PERIOD SEPTEMBER 11, 2000 (DATE OF INCEPTION) THROUGH SEPTEMBER 30, 2000


Sales ...................................................................  $ --
Cost of goods sold ......................................................    --
                                                                           ----
  Gross profit ..........................................................    --
General and administrative ..............................................    --
                                                                           ----
  Net income ............................................................    --
Retained earnings -- September 11, 2000 .................................    --
                                                                           ----
Retained earnings -- September 30, 2000 .................................  $ --
                                                                           ====

                             ORTHOSTRATEGIES, INC.

                             STATEMENT OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

    PERIOD SEPTEMBER 11, 2000 (DATE OF INCEPTION) THROUGH SEPTEMBER 30, 2000

Cash flows from operating activities
  Net income ........................................................  $     --
                                                                       --------
        Net cash provided by operating activities ...................        --
                                                                       --------
Cash flows from investing activities
  Prepaid acquisition costs .........................................   (57,665)
  Acquisition costs payable .........................................    32,665
                                                                       --------
        Net cash used by investing activities .......................   (25,000)
                                                                       --------
Cash flows from financing activities
  Issuance of common stock ..........................................     1,000
  Stockholder advance ...............................................    49,000
                                                                       --------
        Net cash provided by financing activities ...................    50,000
                                                                       --------
        Net increase in cash and cash equivalents ...................    25,000
Cash and cash equivalents -- September 11, 2000 .....................        --
                                                                       --------
Cash and cash equivalents -- September 30, 2000 .....................  $ 25,000
                                                                       ========

(NOTE A) -- THE COMPANY

      The Company was incorporated in the State of New York on September 11, 2000, to pursue an acquisition in the musculoskeletal industry. The Company's activities have been limited to the negotiation and pursuit of such an acquisition. (See Note D).

(NOTE B) -- SIGNIFICANT ACCOUNTING POLICIES

      Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents -- The Company considers all highly-liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

(NOTE C) -- RELATED PARTY TRANSACTIONS

      The stockholder advance represents amounts advanced by the Company's sole stockholder to cover expenses relating to the acquisition of a Company. (See Note A and Note D).

(NOTE D) -- SUBSEQUENT EVENT

      On December 28, 2000, the Company executed a tender offer agreement with Langer Biomechanics Group, Inc. ("Langer"). The agreement provides, subject to satisfaction of certain conditions, for the commencement of a cash tender offer for up to 75% of the outstanding shares of common stock of Langer at $1.525 per share, with a minimum tender condition of 1,332,722 shares corresponding to 51% of the outstanding shares.

      In connection with the tender offer, investors have entered into "a commitment to fund" agreement with the Company. The agreement provides that the investors are assigned the right to purchase the shares required to be purchased under the tender offer and are required to reimburse the Company for all fees and expenses incurred in connection with the tender offer.

                              ORTHOSTRATEGIES, INC.

                                  BALANCE SHEET

                                OCTOBER 31, 2000

                                     ASSETS

Current assets
  Cash and cash equivalents .......................................... $ 24,750
  Prepaid acquisition costs ..........................................   95,250
                                                                       --------
  Total .............................................................. $120,000
                                                                       ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Acquisition costs payable .......................................... $ 70,000
  Stockholder advance ................................................   49,000
                                                                       --------
  Total current liabilities ..........................................  119,000
                                                                       ========

Stockholder's equity
  Common stock, $.01 par value, authorized
   and outstanding 100,000 shares ....................................    1,000
  Preferred stock, $.01 par value, authorized
   100,000 and outstanding 0 shares ..................................       --
                                                                       --------
  Total stockholder's equity .........................................    1,000
                                                                       --------
  Total .............................................................. $120,000
                                                                       ========

                              ORTHOSTRATEGIES, INC.

                  STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                          MONTH ENDED OCTOBER 31, 2000

Sales ...................................................................  $ --
Cost of goods sold ......................................................    --
                                                                           ----
Gross profit ............................................................    --
General and administrative ..............................................    --
                                                                           ----
Net income ..............................................................    --
Retained earnings -- October 1, 2000 ....................................    --
                                                                           ----
Retained earnings -- October 31, 2000 ...................................  $ --
                                                                           ====

                              ORTHOSTRATEGIES, INC.

                             STATEMENT OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                          MONTH ENDED OCTOBER 31, 2000

Cash flows from operating activities
  Net income ........................................................  $     --
                                                                       --------
  Net cash provided by operating activities .........................        --
                                                                       --------
Cash flows from investing activities
  Prepaid acquisition costs .........................................   (37,585)
  Acquisition costs payable .........................................    37,335
                                                                       --------
  Net cash used by investing activities .............................      (250)
                                                                       --------
  Net decrease in cash and cash equivalents .........................      (250)
Cash and cash equivalents -- October 1, 2000 ........................    25,000
                                                                       --------
Cash and cash equivalents -- October 31, 2000 .......................  $ 24,750
                                                                       ========